Exhibit 10.9

THE HERTZ CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective January 1, 2005)
(as further amended effective December 31, 2008)

The Hertz Corporation, with its principal office at 225 Brae Boulevard, Park Ridge, New Jersey, by action of the Compensation Committee of its Board of Directors, adopted, effective January 1, 1999, a Supplemental Executive Retirement Plan (the “Plan”) to provide a select group of key executives and highly compensated employees a program supplementing benefits payable to them under The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Retirement Plan”) and other non-qualified benefit plans.

The Plan was amended and restated, effective as of January 1, 2005, in order to conform the Plan to the requirements of Code Section 409A.  The Company has determined that it does not wish to distinguish the treatment of benefits accrued and vested by December 31, 2004 from that of benefits accrued or vested after that date.  Accordingly, the Company intends that this amendment and restatement constitute a material modification of the Plan as in effect on October 3, 2004 and that, consequently, all benefits under the Plan be administered on a unitary basis subject to Code Section 409A.  The Plan was amended and restated again, effective as of December 31, 2008, in order to reflect the operation of the Plan pursuant to final regulations issued under Section 409A and to bring the plan into documentary compliance thereunder.

ARTICLE 1 - DEFINITIONS

Capitalized words and phrases used herein, but which are not defined herein, shall have the same meaning ascribed to them in the Retirement Plan.  In addition, the following definitions shall apply for purposes of this Plan:

1.1	Actuarial Equivalent	-	Shall mean a benefit or amount that replaces another and has the same value as the benefit or amount it replaces, based on the actuarial assumptions set forth in Schedule C of the Retirement Plan.
1.2	Affiliated Company	-

Shall mean: (i) the Company, (ii) a member of a controlled group of corporations of which an Employer is a member, (iii) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code, (iv) a member of an affiliated service group with any Employer as defined in Section 414(m) of the Code or (v) any other entity that must be aggregated with an Employer under Section 414(o) of the Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company for any period while it does not satisfy clause (i), (ii), (iii), (iv) or (v) of this definition. For purposes of this definition, a “controlled group of corporations” is a controlled group of corporations as defined in Section 1563(a) of the Code (determined without regard to Code Sections 1563(a)(4) and (e)(3)(c)).

1.3	Beneficiary	-

Shall mean the person designated in writing, on such form as the Committee may prescribe, to receive any benefits with respect to such Participant in the event of his or her death. Such beneficiary designation may be changed at any time.

1.4	BEP	-	Shall mean The Hertz Corporation Benefit Equalization Plan, as amended from time to time.

1.5	Change in Control

Shall mean: (i) the direct or indirect acquisition by any person or group of persons acting in concert, of beneficial ownership, through a purchase, merger or other acquisition transaction or series of transactions, of securities of the Company entitling such person or group to exercise more than 50% of the combined voting power of the Company’s securities; (ii) the transfer, whether by sale, merger or otherwise, of all or substantially all of the business and assets of the Company to any person or group of persons acting in concert; or (iii) any other event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, in the case of each of (i), (ii) and (iii) as defined in applicable guidance under Code Section 409A. In addition, with respect to any Participant, a Change in Control shall be deemed to have occurred upon any of the transactions set forth in clause (i), (ii) or (iii) occurring with respect to Hertz Global Holdings, Inc. or the Affiliated Company that employs the Participant (substituting Hertz Global Holdings, Inc. or such Affiliated Company for “the Company” therein).

1.6	Code	Shall mean the Internal Revenue Code of 1986, as amended from time to time, and applicable rules and regulations thereunder. Reference to any section of the Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.
1.7	Committee	-	Shall mean the Pension and Welfare Plans Administration Committee appointed by the Company, or any successor to that committee.
1.8	Company	-	Shall mean The Hertz Corporation, or any successor thereto.
1.9	Disability	-

Shall mean that (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

1.10	Employee	-	Shall mean any person employed by an Affiliated Company.
1.11	Final Average Earnings	-	Shall mean that the Participant’s average annual compensation for the five (5) Plan Years while a Member of the Retirement Plan, whether or not consecutive, in which he received the greatest amount of annual compensation within the most recent ten (10) Plan Years. Annual compensation for this purpose is determined in accordance with the Retirement Plan but without regard to Section 401(a)(17) of the Code.

1.12	Normal Retirement Date	-	Shall mean the first day of the month coincident with or next following a Participant’s 65th birthday.
1.13	Participant	-	Shall mean an Employee who meets the participation requirements of Article 2.
1.14	Plan Year	-	Shall mean the calendar year.
1.15	Retirement Plan	-

Shall mean The Hertz Corporation Account Balance Defined Benefit Pension Plan, as amended from time to time. Reference to a section of the Retirement Plan shall be to that section as it may be renumbered, amended or supplemented.

1.18	Supplemental Benefit	-	Shall mean the benefit payable to a Participant or his Beneficiary pursuant to this Plan.
1.19	Supplemental Retirement and Savings Plan	-	Shall mean The Hertz Corporation Supplemental Retirement and Savings Plan, as amended from time to time.
1.20	Years of Benefit Service	-

Shall mean the sum of the Years of Credited Service accrued under the Retirement Plan through June 30, 1987 and the years and months of service while an active Member of the Retirement Plan after June 30, 1987, where a period of twelve (12) calendar months of service (which need not be consecutive) shall be considered a Year of Benefit Service and a period of less than twelve (12) calendar months shall be credited as a partial Year of Benefit Service equal to a fraction, the numerator of which is the number of such months of service, and the denominator of which is twelve (12). A Participant will be credited with a month of service for each calendar month in which he is credited with an Hour of Service under the Retirement Plan.

ARTICLE 2 - PARTICIPATION IN THE PLAN

2.1           An Employee shall become eligible for participation in this Plan if the employee is designated as so eligible by the Company’s Senior Vice President, Employee Relations, in his sole and absolute discretion.  An eligible Employee shall become a Participant in the Plan upon the designation of the Company’s Chief Executive Officer, in his sole and absolute discretion.

2.2           If a Participant’s job responsibilities are altered or his compensation is decreased, provided that the Committee determines that such Participant remains a member of a “select group of management or highly compensated employees,” the Company’s Chief Executive Officer, in his sole and absolute discretion, shall determine whether the Participant shall continue to accrue benefits under this Plan after the date of such change of responsibility or compensation.

ARTICLE 3 - VESTING

3.1           Except as provided in Section 3.2, the Supplemental Benefit payable pursuant to Article 4 hereof shall be payable by the Company only with respect to a Participant who has been credited with at least five Vesting Years of Service under the Retirement Plan and whose employment terminates with an Affiliated Company due to death, Disability or otherwise separates from service on or after his attainment of age 55.

3.2           In the event a Participant with at least five Vesting Years of Service under the Retirement Plan who has not attained age 55 is terminated from employment by an Affiliated Company for reasons other than a voluntary termination or for Cause in connection with a Change in Control, such Participant shall be vested in any Supplemental Benefit accrued by such Participant to the date of the employment termination without having attained age 55 at the time of such termination.  In such event, distribution of such Participant’s Supplemental Benefit shall be made as provided in Section 4.2.

3.3           For the purpose of this Article 3, the term “Cause” shall mean (i) any act of dishonesty or knowing and willful breach of fiduciary duty by a Participant which is intended to result in the Participant’s personal enrichment at the expense of the Affiliated Company; (ii) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Affiliated Company or improper and unacceptable conduct by an employee thereof; (iii) insubordination or refusal to perform assigned duties or comply with the directions of the Affiliated Company; or (iv) a material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following written warning and a reasonable opportunity to cure.

ARTICLE 4 - SUPPLEMENTAL BENEFITS

4.1           A Participant’s Supplemental Benefit shall be equal to the excess, if any, of (a) minus (b), plus (c) where:

(a)           is the annual benefit payable at Normal Retirement Date (or Retirement) based on the following formula:

$192.00 plus 1.6% of Final Average Earnings over $15,660 multiplied by Years of Benefit Service;

(1)           A Participant who terminates from employment prior to his Normal Retirement Date and elects to defer benefit commencement under the Retirement Plan, shall have the benefit computed in this subsection 4.1(a) reduced by 1/3 of 1% for each month that the distribution precedes his Normal Retirement Date; and

A Participant who terminates from employment prior to his Normal Retirement Date and elects to commence benefits immediately under the Retirement Plan, shall have the benefit computed in this subsection 4.1(a) reduced in accordance with the following schedule:

Age at Retirement	% Reduction
60 or over	0%
59	13%
58	20%
57	27%
56	34%
55	40%

(2)           The benefit in this subsection 4.1(a) is computed without regard to the limitations of Section 415 of the Code.

(b)           is the aggregate benefit (other than the Supplemental Early Retirement Benefit or Optional Supplemental Early Retirement Benefit) the Participant is actually entitled to receive under the Retirement Plan, the

Retirement Plan for the Employees of the RCA Corporation and Subsidiary Companies as in effect on August 30, 1985, any other defined benefit plan qualified under Section 401(a) of the Code and maintained by an Affiliated Company (including the portion of the benefit attributable to service before the Affiliated Company became such) and any non-qualified defined benefit plan maintained by an Affiliated Company (including, but not limited, to the BEP and the Supplemental Retirement and Savings Plan).

For purposes of this Section 4.1, if any of the benefits described in paragraphs (a) and (b) are not in the form of an annuity for the life of the Participant with a five (5) year period certain feature, the benefit shall be converted to the Actuarial Equivalent of that form.

(c)           is (1) or (2) minus (3) where;

(1)           is a supplemental early retirement benefit determined as follows:  A Participant who terminates employment after age 60 but before age 65, has at least 15 Years of Service, elects immediate commencement of benefits and does not elect to receive the optional supplemental early retirement benefit (as stated below) is entitled to receive a supplemental early retirement benefit payable monthly beginning on the day benefit distribution commences and ending on the last day of the month beginning after the month in which he attains age 65 (or, if earlier, dies).  The amount of the monthly supplemental early retirement benefit depends on the number of Years of Service as follows:

Years of Service	Supplemental Early Retirement Benefit
15 but less than 20	$55
20 but less than 25	$60
25 but less than 30	$65
30 but less than 35	$70
35 or more	$75

(2)           is the optional supplemental early retirement benefit determined as follows:  A Participant who terminates employment after age 60 but before age 62, elects immediate commencement of benefits, has at least 10 Years of Service and does not elect the supplemental early retirement benefit (stated above), is entitled to receive the optional supplemental early retirement benefit payable monthly beginning on the day benefit distribution commences and ending on the last day of the month in which he attains age 62 (or, if earlier, dies.)  The amount of the monthly optional supplemental early retirement benefit depends on the number of Years of Service as follows:

Years of Service	Optional Supplemental Early Retirement
10 but less than 15	$100
15 but less than 20	$140
20 but less than 25	$180
25 but less than 30	$220
30 or more	$260

“Years of Service” for purposes of this Section 4.1(c)(l) and (2) means, with respect to a Participant who became a Member of the Retirement Plan prior to July 1, 1987, “Years of Credited Service” as defined in Section B.6(e) of the Retirement Plan.  With respect to a Participant who became a Member of the Retirement Plan on or after July 1, 1987, “Years of Service” means “Vesting Years of Service” as defined in Section 1.54 of the Retirement Plan.

(3)           is the Supplemental Early Retirement Benefit or the Optional Supplemental Early Retirement Benefit the Participant is entitled to receive under the Retirement Plan.

4.2           If an election is not made in accordance with Section 4.3 or is not permitted pursuant to Section 4.3, the Supplemental Benefit shall be paid in a lump sum within 90 days following the later of the Participant’s attainment of age 55 or his separation from service; provided, however, that, for avoidance of doubt, the Participant shall be permitted to make a Subsequent Deferral Election as provided in Section 4.3.

4.3           If the Participant, subject to Sections 4.4, 4.5 and 4.6, so elects in writing, in accordance with such rules and procedures as established by the Committee consistent with Section 409A and other applicable law, his Supplemental Benefit will be distributed as follows:

(a)           on the date selected by the Participant for payments to be made (or commence), but not earlier than the later of his attainment of age 55 or his separation from service, nor later than the April 1st of the calendar year immediately following the calendar year in which he attains age 70½; and

(b)           in the form of any option available under the Retirement Plan that the Participant selects.

Such election must be made by December 31, 2005 with respect to any Participant as of December 31, 2005.  Any such Participant who fails to make a timely election under Section 4.3 will be deemed to have elected the time and method of payment of Section 4.2.  The elections of new or current Employees first becoming Participants after 2005 shall be made within 30 days of the date on which such an Employee is hired or first becomes eligible to participate in the Plan; provided that payment of Supplemental Benefits hereunder with respect to a Participant who would become vested in his Supplemental Benefit under the Plan within 12 months after the date of such election (disregarding vesting that may occur upon death, Disability or Change in Control) shall be made in the time and method of payment set forth in Section 4.2.  In the event that a Participant commences to participate in this Plan and at such time also participates in the BEP or the Supplemental Retirement and Savings Plan (or both of such plans), in no event will an election under this Plan change the time and method of payment of benefits to the Participant under such other plans.

A Participant who made a timely election under this Section 4.3, or whose time and method of distribution is determined pursuant to Section 4.2, may elect to delay the date of distribution to another date permitted under (a) above or change the form of distribution to another form permitted under (b) above (such election, a “Subsequent Deferral Election”), provided that:

(c)           such election will not take effect until at least 12 months after the date on which the election is made;

(d)           such election must be made not less than 12 months prior to the date on which payment of such distribution would otherwise have been made or commenced (in the absence of such election); and

(e)          the payment (commencement) date chosen must be not less than five years after the date that the distribution would have otherwise been made (or commenced).

Such Subsequent Deferral Election must be made in the manner specified by the Committee and in accordance with the subsequent deferral and anti-acceleration provisions of Code Section 409A(a)(4)(C) and related regulations.  A Participant’s election among actuarially equivalent annuity forms available under the Plan (determined as permitted under the regulations promulgated under Section 409A) prior to the commencement date shall not be treated as a Subsequent Deferral Election and shall instead be immediately effective.  In no event shall a Participant’s Subsequent Deferral Election result in a change to the time and method of distribution of benefits to the Participant under the BEP or the Supplemental Retirement and Savings Plan.

4.4           Notwithstanding any other provision of the Plan to the contrary, if at the time a Participant separates from service he is a “specified employee” of the Company, as defined in Code Section 409A(a)(2)(B) and related regulations, payment to him of benefits under the Plan cannot commence (or be made) until the latest of:

(a)           the lapse of six months following his separation from service (the “Six-Month Delay”);

(b)           his attainment of age 55; or

(c)           the date selected under Section 4.3(a).

To give effect to the Six Month Delay, all payments otherwise payable to the Participant during such six-month period shall be retained by the Company and shall be paid within 30 days following the expiration of such six-month period.

4.5           Notwithstanding anything in this Plan or the Retirement Plan to the contrary, in the event of the Participant’s death, the Participant’s Supplemental Benefit under this Plan shall automatically be paid to the Participant’s Beneficiary in the form of a lump sum distribution within 90 days following the Participant’s death.

4.6           If at the time a Participant separates from service the present value of his Supplemental Benefit does not exceed $10,000, his benefits shall be distributed in a lump sum payment in cash within 90 days following the later of the Participant’s attainment of age 55 or his separation from service.

4.7           A Participant may request the withdrawal of such portion of his Supplemental Benefit (not in excess of the total vested amount of such benefits) as is needed to satisfy an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).  Such withdrawal may include taxes reasonably anticipated to be incurred as a result of such withdrawal.  An “unforeseeable emergency” means a severe financial hardship resulting from the illness or accident of the Participant, his spouse, or his dependent (as defined in Section 152(a) of the Code); loss of his property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond his control.  The Committee will make the determination of “unforeseeable emergency,” in accordance with the provisions of this Section 4.7.  The following provisions apply to withdrawals for “unforeseeable emergency”:

(a)           The unforeseeable emergency must require a withdrawal of at least $5,000.

(b)           A Participant must submit to the Committee a withdrawal request, in accordance with such uniform and nondiscriminatory procedure as may be established by the Committee.

(c)           The Committee shall determine whether a withdrawal request conforms to the requirements described in this Section 4.7 and shall notify the Company of any payments to be made in a timely manner.  The Committee’s decision to allow a Participant to withdraw all or part of his Supplemental Benefit in connection with an “unforeseeable emergency” will be based on the facts and circumstances of each case; provided, that in no event will an event constitute an “unforeseeable emergency” hereunder if such event is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship).  Any request to make a withdrawal by a member of the Committee may be approved only by disinterested members of the Committee.

(d)           The Company will make a single sum cash payment to the Participant within 90 days following approval of a withdrawal request under this Section 4.7.

4.8           Participation in the Plan shall cease when all the Participant’s benefits have been distributed.

ARTICLE 5 - ADMINISTRATION

The Plan shall be administered and interpreted by the Committee.  The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable.  Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons.

ARTICLE 6 - FUNDING

The benefits payable under this Plan shall constitute an unfunded obligation and an unsecured promise of the Company.  The Plan constitutes a mere promise by the Company to make Supplemental Benefit payments in the future.  Payments shall be made, when due, from the general funds of the Company.  Anything in this Article 6 to the contrary notwithstanding, the Company may establish a grantor trust (or other investment or holding vehicle permitted under Section 409A) to assist it in meeting its obligations under the Plan and may provide for such investments in connection therewith, including the purchase of insurance or annuity contracts, as it may deem desirable; provided that any such investments shall be subject to the claims of the Company’s general creditors.  No person eligible for a benefit under this Plan shall have any right, title, or interest in any assets held to assist the Company to pay Supplemental Benefits.

ARTICLE 7 - CLAIMS PROCEDURE

7.1           Claims for benefits under the Plan shall be submitted in writing to the Committee (or its delegate) on a form prescribed for such purpose.  Within 90 days after its receipt of any claim for a benefit under the Plan, the Committee (or its delegate) shall give written notice to the claimant of its decision on the claim unless the Committee (or its delegate)

determines that special circumstances require an extension of time for processing the claim.  If an extension of time for processing the claim is needed, a written notice shall be furnished to the claimant within the 90-day period referred to above which states the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than 180 days from the date the claim was filed.  If a claim for benefits is being denied, in whole or in part, such notice shall be written in a manner calculated to be understood by the claimant and shall include:

(a)           the specific reason or reasons for denial of the claim;

(b)           a reference to the relevant Plan provisions upon which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)           an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

7.2           Any claimant whose claim for benefits has been denied by the Committee (or its delegate) may appeal to the Committee for a review of the denial by making a written request therefor within 60 days of receipt of a notification of denial.  Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge.  The claimant may, if he chooses, request a representative to make such written submissions on his behalf.  The claimant will be afforded a full and fair review that takes into account all such comments, documents, records and other information, whether or not they were submitted or considered in the initial benefit determination and without deference to the initial benefit determination.

Within 60 days after receipt of a request for an appeal, the Committee shall notify the claimant in writing of its final decision.  If the Committee determines that special circumstances require additional time for processing, the Committee may extend such 60-day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension.  If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

In the case of an adverse benefit determination on appeal, the Committee will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of:

(a)           the specific reason or reasons for the adverse determination on appeal;

(b)           the specific Plan provisions on which the denial of the appeal is based;

(c)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

(d)           a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information:  (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

ARTICLE 8 - AMENDMENT AND TERMINATION

8.1           While the Company currently intends to maintain this Plan in conjunction with the Retirement Plan for so long as is desirable, the Company reserves the right to amend or to terminate this Plan by action of its Board of Directors, in its sole discretion, for whatever reason it may deem appropriate but subject to the requirements of Code Section 409A.  No amendment to or termination of the Plan, however, shall reduce the Supplemental Benefits accrued as of the effective date of such amendment or termination.

8.2           References herein to a Participant’s “separation from service” or “termination of employment” (and corollary terms) with the Company shall be construed to refer to a Participant’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  For avoidance of doubt, whenever a provision under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  In the event that the Company reasonably determines that any provision of this Plan is subject to and does not comply Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that in no event shall any provision of this Plan be construed to constitute an indemnification of any Participant by the Company for a violation of Section 409A of the Code.  In addition, the Company reserves the right, after additional guidance is issued with respect to Code Section 409A and on a uniform basis, by amendment or otherwise, to permit new or modified Participant elections, to declare Participant elections void or to take any other actions the Company deems necessary or desirable in order to conform such Participant elections to guidance issued pursuant to Code Section 409A or to achieve the goals of the Plan without having an adverse tax impact on Participants under Code Section 409A.

8.3           Upon termination of the Plan, the Company shall continue to pay benefits hereunder as they become due pursuant to Article 4 as if the Plan had not terminated, provided that, the Company may terminate the Plan and make lump sum distributions of the benefits of Participants only in any circumstances permitted under Code Section 409A.  After Participants and their Beneficiaries are paid the Plan benefits to which they are entitled, the obligations of the Company shall be satisfied and Participants and their Beneficiaries shall have no further claims against the Plan, the trust (if any), the Company or any Affiliated Company.

ARTICLE 9 - GENERAL PROVISIONS

9.1           Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same shall be void.  No such benefits will in any manner be liable for or subject to the debts, liabilities, engagement, or torts of any Participant or other person entitled to receive the same, and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any such benefits, the Committee shall have the authority to cause the same or any part thereof to be held or applied to or for the benefit of such Participant, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.  Notwithstanding the preceding sentences:

(a)           If a Participant becomes entitled to a distribution of benefits under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, the Company may, to the maximum extent permitted under applicable law, offset such amount owed to it against the amount of benefits otherwise distributable from the Plan.  Such determination shall be made by the Committee after notification from the Company.

(b)           The Committee shall establish such procedures as it deems appropriate with respect to domestic relations orders, as defined in Code Section 414(p)(1)(B), pertaining to the Plan.  No payment shall be made under such a domestic relations order unless the order complies with the procedures established by the Committee.

9.2           To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with the defense against such claim) arising from any act or failure to act under the Plan, provided any such member shall give the Company an opportunity, at its own expense, to handle and defend such claims.  The provisions of this Section 9.2 shall survive the termination of the Plan.

9.3           If a Participant or Beneficiary entitled to receive any Supplemental Benefit is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of such Supplemental Benefit will be made to the duly appointed legal guardian or representative of such minor or incompetent or to such other legally appointed person as the Committee may designate.  Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

9.4           The Company shall have the right to deduct from any Supplemental Benefit payments any taxes required to be withheld with respect to such payments.

9.5           Nothing contained in the Plan shall be construed as a contract of employment between an Affiliated Company and any Participant, or as a right of any Participant to be continued in the employment of an Affiliated Company, or as a limitation on the right of an Affiliated Company to terminate the employment of any of its employees, with or without cause, and with or without notice, at any time, at the option of an Affiliated Company.

9.6           Any masculine personal pronoun shall be considered to mean also the corresponding female or neuter personal pronoun, as the context requires.

9.7           The provisions of this Plan shall be construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of Delaware, except to the extent pre-empted by ERISA.